EXHIBIT 3.2



                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             Chicago, Illinois 60603

                                  July 12, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 568
------------------------------------------------------------------------------


Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Unit Trusts, Municipal Series 568 (the "Fund"), in connection with the issuance of units of fractional undivided interest (the "Units") in the several trusts of said Fund (each, a "Trust") under a Trust Agreement, dated July 12, 2005 (the "Indenture"), among Van Kampen Funds Inc., as depositor, Standard & Poor's Securities Evaluations, Inc., as evaluator, Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee").

         In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

         You have informed us that the assets of each Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of each Trust constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal income tax treatment thereof.

         Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

                   (i) We are of the opinion that, under existing United States Federal income tax law, each Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of each Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of each Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of such Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust Asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of such Trust's assets.

                 (iii) Although the discussion in the Prospectus under the heading "Federal Tax Status" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and
         (b) the discussion under "Federal Tax Status" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

         Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

         This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

         Katten Muchin Rosenman LLP may rely on the foregoing opinion for purposes of rendering its opinion to the Fund dated as of today regarding certain New York tax matters.

         We have also examined certain laws of the State of Florida to determine their applicability to the Florida Insured Municipals Income Trust, Series 164 (the "Florida Trust") being created as part of the Fund and to the holders of Units in the Florida Trust who are residents of the State of Florida. "Non-Corporate Unitholder" means a Unitholder of the Florida Trust who is an individual not subject to the Florida state income tax on corporations under Chapter 220, Florida Statutes and "Corporate Unitholder" means a Unitholder of the Florida Trusts that is a corporation, bank or savings association or other entity subject to the Florida state income tax on corporations or franchise tax imposed on banks or savings associations under Chapter 220, Florida Statutes.

         The Bonds issued by the State of Florida or its political subdivisions (the "Florida Bonds") were accompanied by opinions of bond counsel to the respective issuers thereof to the effect that the Florida Bonds are exempt from the Florida intangibles tax. The bonds issued by Puerto Rico or its authority (the "Puerto Rico Bonds") were accompanied by opinions of bond counsel to the respective issuers thereof to the effect that the Puerto Rico Bonds and the interest thereon is exempt from all state and local income taxation. We have not independently reviewed such opinions or examined the Bonds to be deposited in and held by the Florida Trust. For purposes of this opinion, we are assuming that such bond counsel opinions are correct as of the date hereof and that the Bonds are and will continue to be exempt from such taxes.

         Although we express no opinion with respect thereto, in rendering the opinion expressed herein, we have assumed that the Bonds were validly issued by the State of Florida or its instrumentalities or municipalities or by Puerto Rico or its authority. Based on the foregoing, it is our opinion that:

                   (a) Neither the Florida Trust nor Non-Corporate Unitholders will be subject to the Florida income tax imposed by Chapter 220, Florida Statutes. Therefore, any amounts paid to the Florida Trust or Non-Corporate Unitholders under an insurance policy issued to the Florida Trust, the Issuers, the Underwriters, or the Sponsors thereof, or others, which represent maturing interest on defaulted obligations held by the Trustee will not be subject to the Florida income tax imposed by Chapter 220, Florida Statutes.

                   (b) Corporate Unitholders will be subject to Florida income or franchise taxation under Chapter 220, Florida Statutes (1) on interest received by the Trust, (2) on payments of interest pursuant to any insurance policy, (3) on gain realized when Bonds are sold, redeemed or paid at maturity or when insurance payments with respect to principal are received by the Trust and (4) on gain on the sale or redemption of Units, to the extent such items are allocable to Florida under Chapter 220, Florida Statutes. In the case of Corporate Unitholders that have a commercial domicile in Florida 100 percent of the items of income described in clauses (1) through (4) of the immediately preceding sentence will be allocable to Florida to the extent that such income constitutes "nonbusiness income." However, no opinion is expressed with respect to the treatment under Chapter 220 of any such income that is attributable to the Puerto Rico Bonds.

                   (c) Even if interest on indebtedness incurred or continued by a Unitholder to purchase Units in the Trust is not deductible for Federal income tax purposes, it will reduce interest income on the Bonds which is reportable by Corporate Unitholders for Florida income tax purposes.

                   (d) Trust Units held by a Florida resident will be includible in the resident's estate for Florida estate tax purposes, but if such estate is not subject to the Federal estate tax, the estate will not be subject to the Florida estate tax. The Florida estate tax is limited to the amount of the credit for state death taxes provided for in section 2011 of the Code, less estate taxes paid to states other than Florida.

                   (e) Neither the Bonds nor the Units will be subject to the Florida ad valorem tax, the Florida intangible personal property tax or the Florida sales or use tax.

         Chapman and Cutler LLP has expressed no opinion with respect to taxation under any other provision of Florida law. Ownership of the Units may result in collateral Florida tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

         The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

         Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                                               Very truly yours,


                                                          CHAPMAN AND CUTLER LLP